April 30, 2007

Saxon Asset Securities Company
4860 Cox Road
Glen Allen, Virginia 23060

Re:   Saxon Asset Securities Company,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Saxon Asset Securities Company, a Virginia corporation (the “Company”), in connection with the offering of the Company’s Saxon Asset Securities Trust 2007-2 Mortgage Loan Asset Backed Certificates, Series 2007-2 (the “Certificates”). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-131712) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on April 4, 2006. As set forth in the prospectus dated April 26, 2006, as supplemented by a prospectus supplement dated April 25, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of April 1, 2007 (the “Pooling and Servicing Agreement”), by and among the Company, as depositor, Saxon Mortgage Servicing, Inc., as servicer (the “Servicer”), and Deutsche Bank National Trust Company, as trustee (the “Trustee”).

We have examined forms of the Pooling and Servicing Agreement, the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Saxon Asset Securities Company
April 30, 2007

Based upon the foregoing, we are of the opinion that:

(i) When the Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Company and duly executed and delivered by the Company, the Servicer, the Trustee and any other party thereto, the Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii) When the issuance and sale of the Certificates have been duly authorized by all corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and delivered against payment therefor pursuant to the underwriting agreement dated April 1, 2006, among the Company, Saxon Funding Management, LLC and Morgan Stanley & Co. Incorporated, the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement;

(iii) Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (REMIC) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Excess Reserve Fund Account, the Swap Account and the Supplemental Interest Trust will be an outside reserve fund, within the meaning of Treasury Regulation §1.860G-2(h), that is beneficially owned by the beneficial owner of the Class OC Certificates; each Class of Certificates, other than the Class R Certificates and exclusive of any right to receive payments from (and obligations to make payments to) the Excess Reserve Fund Account, the Swap Account or the Supplemental Interest Trust, will represent beneficial ownership of regular interests in a REMIC for purposes of Section 860G(a)(1) of the Code; the right to receive payments from the Excess Reserve Fund Account, the Swap Account and the Supplemental Interest Trust in the case of the Certificates other than the Class P, Class OC and Class R Certificates will represent contractual rights coupled with regular interest within the meaning of Treasury Regulation § 1.860G-2(i); and the Class R Certificates will be considered to represent beneficial ownership of the sole class of residual interest in each of the REMICs formed pursuant to the Pooling and Servicing Agreement for purposes of Section 860G(a)(2) of the Code;

Saxon Asset Securities Company
April 30, 2007

(iv) The statements contained under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and the caption “Federal Income Tax Consequences in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and under the headings “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

                                /s/ McKee Nelson LLP